Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that this Statement on Schedule 13G with respect to the shares of Common Stock of Diana Shipping Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: February 12, 2024	SEA TRADE HOLDINGS INC.

	By:	/s/ Robert G. Shaw
	Name:	Robert G. Shaw
	Title:	Managing Director and Secretary

TRANSATLANTIC SHIPHOLDINGS INC.

	By:	/s/ Robert G. Shaw
	Name:	Robert G. Shaw
	Title:	Managing Director and Secretary

ATLANTA INTERNATIONAL INC.

	By:	/s/ George Mouskas
	Name:	George Mouskas
	Title:	President